EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Navios Maritime Holdings Inc. of our report dated April 5, 2017 related to the financial statements of Navios Maritime Acquisition Corporation, which appears in Navios Maritime Holdings Inc.’s Annual Report on Form 20-F for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers S.A.
Athens, Greece
December 12, 2017